SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                              _________________


                                  FORM 8-K


                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported) June 23, 1997



                         COMPUTER SCIENCES CORPORATION
             (Exact name of Registrant as specified in its charter)



NEVADA                                1-4850                       95-2043126
(State or Other Jurisdiction       (Commission               (I.R.S. Employer
of Incorporation)                  File Number)           Identification No.)



2100 East Grand Avenue
El Segundo, California                                                  90245
(Address of Principal Executive Offices)                           (Zip Code)



Registrant's telephone number, including area code  (310) 615-0311



                                Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)





Item 5.  Other Events.


On June 23, 1997, the Registrant filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended March 28, 1997. As described in a footnote to the financial statements included within such Annual Report, and in a press release issued on June 23, 1997, the Registrant expects to recognize a net tax credit in the fiscal quarter ending June 27, 1997. A copy of the press release is included as Exhibit 99.1 hereto.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

The exhibit listed below is filed as a part of this report:

99.1	Press Release of the Registrant dated June 23, 1997





                                      SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.



                                             COMPUTER SCIENCES CORPORATION


Dated: June 23, 1997                         By /s/ Denis M. Crane
                                                --------------------------
                                                Denis M. Crane
                                                Vice President and Controller
                                                Chief Accounting Officer





                                                            EXHIBIT 99.1





Contact:   Bruce Plowman or                            FOR IMMEDIATE RELEASE
           Spencer Davis                               Moved On Business Wire
           310.615.0311                                June 23, 1997


                     CSC TO RECOGNIZE NET SPECIAL CREDIT


     EL SEGUNDO, Calif., June 23 - Computer Sciences Corporation (NYSE:CSC) expects to recognize a net special credit of $2 million, or 2 cents per share, in the quarter ending June 27, 1997, it was announced by Van B. Honeycutt, CSC's chief executive officer. The net credit will result from a tax benefit, estimated at $135 million, and an after-tax special charge, estimated at $133 million, both of which are related to recent developments at an affiliated joint venture.

     "These developments will significantly benefit CSC's cash flow for the current year and beyond," Honeycutt said, "and will add substantially to CSC's financial strength."

     The joint venture, known as CSC Enterprises, was formed in 1990 to operate CSC's credit services operations and to carry out other business strategies through acquisition and investment. The original members of the venture included affiliates of CSC, affiliates of Equifax Inc., and Merel Corporation.

     During the current fiscal quarter, the Equifax affiliates withdrew from CSC Enterprises. As a result of these withdrawals, CSC Enterprises took actions with respect to its remaining assets that will cause CSC to recognize an increase in the tax basis of certain of these assets. As required by Financial Accounting Standard No. 109, this tax basis increase will result in a deferred tax asset, estimated at $135 million, and a corresponding reduction of the company's provision for income taxes during the current fiscal quarter. Through related income tax deductions, the $135 million should be realized as cash savings over the next three to five years.



                                    -more-

Computer Sciences Corporation - page 2        June 23, 1997


     In connection with these developments, CSC Enterprises reviewed its operations, its market opportunities and the carrying value of its assets. Based on this review, plans were initiated during the current fiscal quarter to eliminate certain offerings and write down assets, primarily within its telecommunications operations.

     "When we completed this review, it became clear that some of our telecommunications software, products and services required greater levels of future investment than we were prepared to make," said Leon J. Level, CSC's chief financial officer. "Consequently, we decided it would be prudent to stop offering them."

     As a result of these plans, the company, through CSC Enterprises, will recognize an after-tax special charge, estimated at $133 million, during the current fiscal quarter. This special charge, which is principally non-cash, includes goodwill of $35 million, contract termination costs of $29 million, deferred contract costs and other assets of $24 million, telecommunications software and accruals of $21 million, telecommunications property, equipment and intangible assets of $14 million and other costs of $10 million.

     CSC Enterprises is currently comprised of affiliates of CSC, one of which is the managing general partner, and Merel Corporation. The joint venture, the tax credit and the special charge are described in footnotes to CSC's financial statements for the year ended March 28, 1997, which were filed with the Securities and Exchange Commission today.

     CSC had $5.6 billion in revenues for the 12 months ended March 28, 1997. The company is headquartered in El Segundo, Calif., and has nearly 44,000 employees in more than 600 offices worldwide providing clients with management consulting, information systems consulting and integration, and operations support.



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